Exhibit 99.1

SINA Corporation Announces Proposed $80 Million Zero Coupon Convertible Subordinated Notes Offering

Shanghai, China, June 30, 2003 — SINA Corporation (“the Company”) (Nasdaq: SINA) today announced its intention to offer, subject to market and other conditions, $80 million aggregate principal amount of Zero Coupon Convertible Subordinated Notes due 2023, First Putable July 15, 2007. Final terms of the notes are to be determined by negotiations between the Company and the initial purchasers of the notes. SINA expects to grant the initial purchasers an over-allotment option to purchase up to an additional $20 million principal amount of the notes. The interest rate on the notes will be zero and priced at par.

The offer will be made to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, and outside the United States pursuant to Regulation S of the Securities Act. The convertible subordinated notes and the ordinary shares of SINA Corporation issuable upon the conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

The company intends to use the net proceeds of this offering for general corporate purposes, including working capital, capital expenditures and potential future acquisitions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Safe Harbor Statement

This announcement contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange commission on forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA’s historical and future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the Company’s reliance on online advertising sales and mobile content related business for a majority its revenues, and any failure to successfully develop and introduce new products. Further information regarding these and other risks is included in SINA’s prospectus, 10K, 10Q and in its other filings with the Securities and Exchange Commission.

Contact:
Denise Roche
646-536-7008
droche@theruthgroup.com
Chen Fu
(86-21) 62895678 ext. 6089
fuchen@staff.sina.com